Exhibit (b)(2)

AGREEMENT

THIS AGREEMENT is entered into as of February 27, 2007 (the “Agreement”) among Centro Properties Limited ABN 52 006 378 365, a corporation organized under the Corporations Act (2001) of the Commonwealth of Australia (“CPL”), and CPT Manager Limited ABN 37 054 494 307 (“CPT”, and together with CPL, collectively the “Centro Entities”), in its capacity as the CPT of Centro Property Trust ARSN 090 931 123, a trust organized under the laws of the Commonwealth of Australia (the “Trust”) and New Plan Excel Realty Trust, Inc., a Maryland corporation  (“Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company, EXCEL REALTY PARTNERS, L.P., a Delaware limited partnership, SUPER INTERMEDIATECO LLC, a Maryland limited liability company (“Parent”), SUPER MERGERSUB INC., a Maryland corporation and a wholly owned subsidiary of Parent (“MergerSub”), and SUPER DOWNREIT MERGERSUB LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (together with Parent and MergerSub, the “Buyer Parties”), are entering into that certain Agreement and Plan of Merger, dated February 27, 2007, (as amended from time to time, the “Merger Agreement”);

WHEREAS, the Buyer Parties are indirect wholly-owned subsidiaries of the Centro Entities;

WHEREAS, the Company and the Centro Entities desire to memorialize their understanding with respect to the obligations and rights of the Centro Entities under the Merger Agreement;

NOW, THEREFORE, to induce the Company to enter into the Merger Agreement, and for other good and valuable consideration, the parties agree as follows:

Section 1.               Rights and Obligations of Centro Entities.

(a)           Each of the Centro Entities hereby acknowledges and agrees that it (i) shall be jointly and severally responsible, as a primary obligor and not as a surety, for the prompt and complete payment and performance of the obligations of the Buyer Parties under the Merger Agreement (collectively, the “Obligations”) and (ii) shall be entitled to be assigned (or have a direct or indirect wholly-owned subsidiary of any of the Centro Entities be assigned) any or all of the rights and benefits it may specify that are due to any of the Buyer Parties under the Merger Agreement, in each case to the same extent as it would have been as a signatory to the Merger Agreement; provided, that no assignment pursuant to the immediately preceding clause (ii) shall relieve the Centro Entities or any Buyer Party from any obligation hereunder or under the Merger Agreement.

(b)           This Agreement constitutes an absolute, unconditional and continuing liability for the full and punctual payment and performance of the Obligations by the Centro Entities, and not

of their collectability only, and is in no way conditioned upon any requirement that the Company first attempt to collect the Obligations from the Buyer Parties or resort to any security or other means of collecting payment.  Claims hereunder may be made on one or more occasions.

(c)            The Centro Entities hereby waive notice of acceptance of this Agreement and notice of the Obligations, waive presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, notice of acceleration or intent to accelerate the Obligations, and any other notice to the Centro Entities or the Buyer Parties, and waive suretyship defenses generally, and the Company is not obligated to file any suit or take any action, or provide any notice to, the Buyer Parties, the Centro Entities, or others, except as expressly provided in the Merger Agreement.  Without limiting the generality of the foregoing, the Centro Entities agree that their obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against the Buyer Parties with respect to the Obligations; (ii) any extensions or renewals of the Obligations; (iii) any rescissions, waivers, amendments or modifications of the Merger Agreement; (iv) the adequacy of any means available to the Company to claim payment or performance of the Obligations; (v) except as otherwise provided herein, the addition or release of any person or entities primarily or secondarily liable for the Obligations (including the Centro Entities); or (vi) any other act or omission that might in any means or to any extent vary the risk of the Centro Entities or otherwise operate as a release or exchange of the Centro Entities, all of which may be done without notice to the Centro Entities.

(d)           Upon payment or performance of the Obligations owing to the Company, the Centro Entities shall be subrogated to the rights of the Company against the Buyer Parties, and the Company agrees to take, at the Centro Entities’ expense, such steps as the Centro Entities may reasonably request to implement such subrogation.  However, the Centro Entities may not exercise any right of subrogation as to any Buyer Party until the Obligations are paid and performed in full.

(e)            Without limiting the other obligations set forth in this Section 1, each of the Centro Entities further agrees that it shall be jointly and severally responsible (i) to contribute cash equity capital to Merger Sub at such times and in such amounts as may be required to satisfy the conditions to funding set forth in the Summary of Terms and Conditions for the Tender Facility attached as Exhibit A to that certain Commitment Letter, dated February 27, 2007 (the “US Debt Commitment Letter”), from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to Centro Properties Group, and (ii) to use commercially reasonable best efforts to cause all conditions precedent to the funding of the Senior Acquisition Bridge Facility contemplated by that certain Commitment Letter, dated February 27, 2007, to be satisfied on or prior to each date on which any contribution is required pursuant to the immediately preceding clause (i).

Section 2.               Representations and Warranties of the Centro Entities.

(a)           CPL represents and warrants to the Company as follows:

(i)            CPL has sufficient funds available to it to assume the prompt and complete payment when due of the Obligations;

(ii)           The Board of Directors of CPL has fully and carefully considered the corporate benefit to it of giving this Agreement and considers that it is in the interest of and benefits CPL to enter into this Agreement;

(iii)          CPL has in full force and effect the authorizations necessary for it to enter into this Agreement and to comply with its obligations and exercise its rights under it;

(iv)          CPL’s obligations under this Agreement are valid, binding and enforceable against it in accordance with their terms;

(v)           The execution of this Agreement by CPL complies in all respects with applicable law;

(vi)          CPL does not enter into this Agreement in the capacity of a trustee of any trust or settlement;

(vii)         The entering into this Agreement and performing the related transactions contemplated by this Agreement do not constitute an “insolvent transaction” or “unfair loan” within the meaning of sections 588FC or 588FD respectively of the Australian Corporations Act 2001 (Cwlth);

(viii)        The entering into this Agreement does not breach Chapter 2E of the Australian Corporations Act 2001; and

(ix)           The CPT is solvent at the time of, and will be solvent after giving effect to, the entry into of this Agreement and the transactions contemplated hereby.

(b)           The CPT represents and warrants to the Company as follows:

(i)            The CPT has sufficient funds available to it to assume the prompt and complete payment when due of the Obligations;

(ii)           The CPT is the only trustee of the Trust, no action has been taken or proposed to remove it as trustee of the Trust or to terminate the Trust and it has power under the constituent documents of the Trust (“Trust Deed”), and has in full force and effect all authorizations necessary, to enter into and comply with its obligations, including this Agreement, and to enable those obligations to be enforced;

(iii)          The CPT is not, and never has been, in default under the constituent documents of the Trust, including its Trust Deed, and has the right to be fully indemnified out of the property held on trust by it in connection with the Trust or under the Trust Deed (“Trust Funds”) in respect of obligations incurred by it hereunder and the Trust Funds are sufficient to satisfy that right to indemnity and all other obligations in respect of which the CPT has a right to be indemnified out of the Trust Funds;

(iv)          The CPT and its directors and other officers have complied  with their obligations in connection with the Trust;

(v)           The CPT has carefully considered the purposes of this Agreement, and considers that entry into this Agreement is for the benefit of the beneficiaries of that Trust and the terms of this Agreement are fair and reasonable;

(vi)          The CPT has not exercised any power to release, abandon or restrict any power conferred on it by the Trust Deed;

(vii)         The entry into, delivery and performance of this Agreement by the CPT is part of the proper administration of the Trust, is a proper exercise of its fiduciary duties as CPT of the Trust, and is for the benefit of the Trust and the beneficiaries of the Trust;

(viii)        The giving of this Agreement does not breach Chapter 2E of the Australian Corporations Act 2001;

(ix)           The Buyer Parties are each wholly owned subsidiaries of the Trust; and

(x)            No direction, instruction or consent required to be given to the CPT under the Trust Deed or otherwise in respect of its execution, delivery and performance of this Agreement has been withdrawn or revoked.

Section 3.               Successors and Assigns; Choice of Law; Amendment; Miscellaneous.

(a)           This Agreement shall apply in all respects to successors of the Centro Entities and permitted assigns and inure to the Company and their permitted assigns.  No party may assign its rights and obligations hereunder (directly or indirectly) without the prior written consent of the other party hereto.

(b)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS.

The Centro Entities hereby irrevocably and unconditionally consent to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.  The Centro Entities agree (a) to the extent the Centro Entities are not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as the Centro Entities’ agent for acceptance of legal process, and (b) that service of process may also be made on Centro Entities by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

(c)           No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Company and the Centro Entities.  No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(d)           This Agreement contains the entire agreement of the Centro Entities with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law.  The invalidity or unenforceability of any one or more sections of this Agreement shall not affect the validity or enforceability of its remaining provisions.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page Follows]

Centro Entities:

THE COMMON SEAL of CPT	)
MANAGER LIMITED	)
was affixed in the presence of:	)
)
)
/s/ Andrew Scott	)	/s/ Elizabeth Hourigan
Signature of Director	)	Signature of Secretary
)
ANDREW SCOTT	)	ELIZABETH HOURIGAN
Name of Director (block letters))		Name of Secretary (block letters)
)

THE COMMON SEAL of	)
CENTRO PROPERTIES	)
LIMITED was affixed in the	)
presence of:	)
)
/s/ Andrew Scott	)	/s/ Elizabeth Hourigan
Signature of Director	)	Signature of Secretary
)
ANDREW SCOTT	)	ELIZABETH HOURIGAN
Name of Director (block letters))		Name of Secretary (block letters)

[Counterpart Signatures Continue on Next Page]

The Company:

NEW PLAN EXCEL REALTY TRUST, INC.

By:	/s/ Glenn J. Rufrano
Name: GLENN J. RUFRANO
Title: CEO